Exhibit 99.1

Iridex Reports First Quarter 2024 Financial Results

MOUNTAIN VIEW, Calif., May 14, 2024 -- Iridex Corporation (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and procedure probes for the treatment of glaucoma and retinal diseases, today reported financial results for the first quarter ended March 30, 2024, and provided a business update.

First Quarter 2024 Financial Highlights

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Generated total revenue of $11.8 million, compared to $13.7 million in the prior year period
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Cyclo G6® product family revenue in the first quarter of $3.0 million, compared to $3.7 million in the prior year period
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Sold 13,300 Cyclo G6 probes, compared to 12,700 in the prior quarter and 13,800 in the prior year quarter
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Sold 22 Cyclo G6 Glaucoma Laser Systems, compared to 61 in the prior year quarter
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Retina product revenue was $6.8 million, representing a decrease of 6% year-over-year
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Cash and cash equivalents as of March 30, 2024 was approximately $5.4 million, a reduction of $1.6 million in the quarter

“We saw some of the firming we expected during the first quarter, but longer sales cycles continued into the first quarter and we also experienced another round of end-of-quarter capital equipment purchase deferrals. Fortunately, we are seeing additional firming in the second quarter as well as indications that a good portion of the orders that have been queueing up are expected to ship during the second quarter,” said David Bruce, President and CEO of Iridex.

“In the first quarter, solid growth from the sale of Pascal® scanning laser systems and G6 probes internationally was offset by the deferrals and resulting revenue declines of other products. While the period of capital equipment softness has extended longer than we anticipated, Iridex’s position in our markets remains strong based on the differentiated features and clinical evidence supporting Iridex technology,” continued Mr. Bruce. “Our refreshed retina portfolio, including new Iridex 532® and 577® single spot laser platforms, is generating customer interest that we expect to convert into revenue in upcoming quarters, plus further recovery driven by stabilized reimbursement for glaucoma procedures should improve G6 probe sales.”

Mr. Bruce continued, “Iridex is continuing an active strategic review process and we remain committed to pursuing a transaction or series of transactions that will benefit our stockholders. While the first transaction that we had expected to announce relating to the sale of certain assets will not be going forward, discussions with multiple other parties relating to specific product lines and the entire company are ongoing and will now come to the fore.”

First Quarter 2024 Financial Results

Revenue for the three months ended March 30, 2024 was $11.8 million compared to $13.7 million during the same period of the prior year. Retina product revenue decreased 6% compared to the prior year period to $6.8 million primarily driven primarily by lower medical and surgical system sales, partially offset by higher Pascal system sales. Total product revenue from the Cyclo G6 glaucoma product group was $3.0 million, a decrease of $0.7 million versus the first quarter of 2023, primarily driven by lower system sales, while lower U.S. probe sales were partially offset by a rebound in international probe sales. Other revenue decreased to $2.0 million in the first quarter of 2024 compared to $2.8 million the prior year period, primarily driven by decreased royalties due to the expiration of licensed patents and lower service revenue.

Gross profit for the first quarter of 2024 was $4.5 million or a 37.9% gross margin, a decrease compared to $5.9 million, or a 43.3% gross margin, in the same period of the prior year driven by lower overhead absorption across a reduced revenue base.

Operating expenses of $7.8 million in the first quarter of 2024 decreased compared to $8.3 million due to cost reduction initiatives and partially offset by a $0.4 million increase in legal expenses related to the strategic review process.

Net loss for the first quarter of 2024 was $3.5 million, or $0.21 per share, compared to a net loss of $2.1 million, or $0.13 per share, in the same period of the prior year.

Cash and cash equivalents totaled $5.4 million as of March 30, 2024. Cash use was $1.6 million in the first quarter of 2024.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and recorded webcast on the “Event Calendar” page of the “Investors” section of the Company’s website at www.iridex.com.

About Iridex Corporation

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse® is a registered trademark of Iridex Corporation, Inc. in the United States, Europe and other jurisdictions. © 2024 Iridex Corporation. All rights reserved.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical expectations and commercial trends, market adoption and expansion, value-maximizing transactions, demand for and utilization of the Company's products and results and expected sales volumes. The Company can provide no assurance that it will complete any value-maximizing transactions on behalf of its stockholders. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2024. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 30, 2024	April 1, 2023
Total revenues	$11,761	$13,706
Cost of revenues	7,303	7,768
Gross profit	4,458	5,938
Operating expenses:
Research and development	1,536	1,749
Sales and marketing	3,747	4,283
General and administrative	2,468	2,250
Total operating expenses	7,751	8,282
Loss from operations	(3,293)	(2,344)
Other income (expense), net	(133)	266
Loss from operations before provision for income taxes	(3,426)	(2,078)
Provision for income taxes	38	12
Net loss	$(3,464)	$(2,090)
Net loss per share:
Basic	$(0.21)	$(0.13)
Diluted	$(0.21)	$(0.13)
Weighted average shares used in computing net loss per common share:
Basic	16,253	16,001
Diluted	16,253	16,001

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	March 30, 2024	December 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$5,419	$7,034
Accounts receivable, net	9,146	9,654
Inventories	11,003	9,906
Prepaid expenses and other current assets	2,010	856
Total current assets	27,578	27,450
Property and equipment, net	265	351
Intangible assets, net	1,558	1,642
Goodwill	965	965
Operating lease right-of-use assets, net	2,402	2,632
Other long-term assets	1,324	1,396
Total assets	$34,092	$34,436
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,991	$4,727
Accrued compensation	2,256	1,619
Accrued expenses	1,112	1,996
Other current liabilities	1,265	1,233
Deferred revenue, current	2,447	2,404
Operating lease liabilities, current	995	995
Total current liabilities	16,066	12,974
Long-term liabilities:
Deferred revenue	9,708	10,025
Operating lease liabilities	1,526	1,751
Other long-term liabilities	304	164
Total liabilities	27,604	24,914
Stockholders’ equity:
Common stock	172	172
Additional paid-in capital	88,838	88,444
Accumulated other comprehensive loss	(16)	(52)
Accumulated deficit	(82,506)	(79,042)
Total stockholders’ equity	6,488	9,522
Total liabilities and stockholders’ equity	$34,092	$34,436